Exhibit 99.1
Community Bankers Trust Corporation Reports 2008 Year-End and Fourth Quarter Earnings and Sound Credit Quality
Wednesday April 1, 2009
•	Total assets of $1.029 billion

•	Net income of $1.223 million for 2008

•	Assumed the deposits of The Community Bank of Loganville Georgia, expanding its demographic base

•	Allowance for loan losses to total loans of 1.33% at December 31, 2008 from 1.24% at September 30, 2008

•	Total nonperforming assets to total loans and OREO ratio of 0.98%

•	Total deposits increased $320.579 million, or 66.0% during the Fourth Quarter of 2008

•	Fourth Quarter net income of $120,000
April 1, 2009 (Glen Allen, Virginia) — Community Bankers Trust Corporation (the “Company” or “CBTC”) (NYSE Amex: BTC) reported net income of $1.223 million for the year ended December 31, 2008, while reporting net income of $120,000 for the fourth quarter. Net income for the 2008 year reflects seven months of consolidated operations with its banking subsidiary.
The Company was formed May 31, 2008, through two mergers involving Community Bankers Acquisition Corp. (“CBAC”), TransCommunity Financial Corporation and BOE Financial Services of Virginia, Inc. As a result of the mergers, the Company changed its name to Community Bankers Trust Corporation. Total shares outstanding at December 31, 2008 were 21,468,455. The December 31, 2008 closing price of $3.00 per share equates to 44.1% of common book value and 68.1% of common tangible book value. CBAC was formed in 2005 as a capital conduit designed to merge with and/or acquire financial institutions. Prior to the May 31, 2008 mergers, CBAC had no loans or deposits, and thus all comparisons with the prior year may be explained by the addition of the two banks in May 2008.
On November 21, 2008, Bank of Essex (BOE), the Virginia state-chartered banking subsidiary of the Company, entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (FDIC), as receiver, for The Community Bank, Loganville, Georgia (TCB). BOE assumed all of the deposit liabilities and agreed to purchase certain assets of TCB. BOE assumed approximately $600 million in deposits, approximately $240 million of which are deemed to be core deposits. BOE agreed to pay the FDIC a premium of 1.36% on all deposits, excluding brokered and internet deposits. BOE purchased approximately $24 million of TCB loans. TCB had four branches operating in the northeastern Atlanta metropolitan area, and they are now operating as Essex Bank, a division of Bank of Essex.
On January 30, 2009, Bank of Essex entered into a purchase and assumption agreement with the FDIC, as receiver, for Suburban Federal Savings Bank, Crofton, Maryland (SFSB). BOE assumed all deposit liabilities and purchased certain assets of SFSB. BOE purchased approximately $348 million in loans and other assets and assumed approximately $312 million in core deposits. Under a loss share arrangement with the FDIC, BOE received a discount of $45 million with respect to the assets purchased. SFSB had seven branches operating in the greater Washington/Baltimore metropolitan area, and they are now operating as Essex Bank, a division of Bank of Essex. As a result of this transaction, the Company’s total assets are now approximately $1.350 billion, loans are approximately $800 million and deposits are approximately $1.120 billion.
President and Chief Executive Officer, George M. Longest, Jr., commented: “2008 was a pivotal year for our Company. We successfully merged TransCommunity Financial and BOE Financial into the Company, consolidated the two bank charters into one, expanded our franchise, and prudently deployed our capital by acquiring TCB from the FDIC. 2009 is off to an exciting start by expanding our footprint with the addition of SFSB from the FDIC in January. We have successfully recruited a number of highly skilled and regarded bankers to help us manage and grow our core franchise in not only the Virginia market, but also the Georgia and Maryland markets. We continue to have sound credit quality, and strong capital, and we have greatly enhanced our liquidity through the TCB acquisition of core deposits.

Mr. Longest added, “These events and opportunities have not come without their challenges and expenses that have negatively impacted our year-end earnings. In what is a very challenging operating environment for the industry overall, given the number of changes and historic growth that we have experienced for the year, we are extremely pleased with our operating results. The TCB acquisition, along with the SFSB acquisition, affords our Company a solid core deposit base to use as a springboard to fund future loan growth for 2009 and beyond. We remain focused on sound asset quality and have taken the appropriate measures to mitigate potential future exposure by increasing our allowance for loan losses to 1.33% of total loans at December 31, 2008. We look forward to prudently leveraging our strong capital base in the next few years to optimize shareholder value without compromising our community bank approach to sound asset quality.”
Net Income
Net income was $1.223 million for 2008, compared with $1.105 million for the nine months ended December 31, 2007. Earnings in 2008 represented $0.07 per fully diluted share compared with $0.09 in the prior year. The Company earned $120,000 for the fourth quarter of 2008, or $0.01 per fully diluted share, compared with $326,000 for the same period in 2007, or $0.03 per fully diluted share.
The primary factor affecting fourth quarter results was an increase in the Company’s allowance for loan losses of $704,000, from $6.235 million at September 30, 2008 to $6.939 million at December 31, 2008, resulting in a provision for loan loss expense of $1.238 million. The fourth quarter provision reflects the Company recognizing increased risks in loans due to economic conditions, increased volume in the loan portfolio and an increase in the ratio allowance for loan losses to total loans. The allowance for loan losses increased from 1.24% of total loans at September 30, 2008, to 1.33% of total loans at December 31, 2008. Also contributing to the fourth quarter results was the acquisition of certain assets and assumption of all deposit liabilities relating to four former branch offices of TCB on November 21, 2008. The Company’s percentage of securities to total assets increased from 12.5% at September 30, 2008 to 28.4% at December 31, 2008. While the assumption of these deposits provided additional liquidity, the Company’s net interest margin declined during the fourth quarter of 2008 as a result. During February 2009, a seasoned management team with a strong knowledge of the market was put in place to manage and grow the Georgia division.
During the year-end assessment of its internal control over financial reporting, the Company identified a material weakness that resulted in the need for the Company to restate its Quarterly Report on Form 10-Q for the period ended September 30, 2008. The Company specifically identified errors related to the Company’s accounting for the goodwill acquired through the Company’s mergers with TFC and BOE. The errors were based on the failure of the Company to reconcile merger-related goodwill on a regular basis and resulted in the entry of an amount in excess of the actual accrued costs. The material misstatement resulted in an overstatement of goodwill and retained earnings as of September 30, 2008. It also resulted in an understatement of salaries and employee benefits expense and an overstatement of pre-tax net income, each by $375,000, for the three and nine months ended September 30, 2008. These amounts have been corrected in the financial information that the Company has presented for the 2008 year and fourth quarter, and the Company will file an amended Form 10-Q to correct these amounts in the original Form 10-Q filing.
Balance Sheet
As of December 31, 2008, the Company had total assets of $1.029 billion compared with $59.441 million at December 31, 2007. Total loans aggregated $523.298 million at December 31, 2008 versus $0 at year end 2007.
The Company’s securities portfolio increased $234.016 million, from $58.453 million at December 31, 2007, to $292.469 million at December 31, 2008. Furthermore, the investment portfolio increased $205.857 million during the fourth quarter of 2008 as the deposits assumed from TCB were subsequently invested in securities by year-end 2008.
Total deposits were $806.348 million and $0 at December 31, 2008 and December 31, 2007, respectively. Total deposits assumed by the Company from TCB, and remaining at year end 2008, aggregated $305.197 million, or 37.85% of total deposits. Stockholders’ equity was $163.686 million at December 31, 2008 and represented 15.91% of total assets. Stockholders’ equity was $45.312 million at December 31, 2007.
The Company’s common book value was $6.80 per share at December 31, 2008 based on 21,468,455 shares outstanding. Correspondingly, common tangible book value was $4.40 per share at year end. The Company paid two quarterly dividends of $0.04 each in 2008, aggregating $1.755 million. Capital levels were augmented with the receipt of $17.68 million in Treasury TARP funds money in December 2008. At December 31, 2008, the Company’s risk-based capital ratios exceed regulatory minimums and are each classified as well capitalized.
Net Interest Income
Net interest income was $14.775 million for the year ended December 31, 2008, compared with $1.944 million for the nine month period ended December 31, 2007. Net interest income was $6.160 million for the three months ended December 31, 2008, compared with $515,000 for the same period in 2007.
The Company’s total loan to deposit ratio was 64.90% at December 31, 2008, declining from 103.85% at September 30, 2008. The decline in the loan to deposit ratio was the direct result of the deposits acquired from TCB.
The Company’s net interest margin and net interest spread for the year ended December 31, 2008 were 3.61% and 3.02%, respectively.
Provision for Credit Losses
The Company’s provision for loan losses was $2.572 million for the year and $1.238 million for the fourth quarter of 2008. The provision was sufficient to bolster the allowance for loan losses to 1.33% of total outstanding loans at December 31, 2008. Net charged-off loans were $845,000 in the fourth quarter of 2008.
Noninterest Income
Noninterest income was $1.780 million for 2008 compared with $0 for the nine months ended December 31, 2007. Service charges on deposit accounts remained the most significant source of noninterest income and equaled $1.185 million for 2008. Noninterest income for the three months ended December 31, 2008 equaled $727,000 and was primarily comprised of service charges on deposit accounts, which totaled $489,000 for the fourth quarter of 2008.
Noninterest Expenses
For the year ended December 31, 2008, noninterest expenses were $12.627 million. Salaries and employee benefits remained the largest component at $5.590 million for the year. Other noninterest expenses included other operating expenses of $3.585 million, amortization of intangibles of $975,000, occupancy expenses of $884,000, equipment expense of $665,000, data processing costs of $499,000, and legal fees of $429,000.
For the quarter ended December 31, 2008, noninterest expenses were $5.661 million. Salaries and employee benefits were $2.266 million and represented the largest component of this category. Remaining overhead costs included other operating expenses of $2.219 million, occupancy expense of $426,000, amortization of intangibles of $421,000, equipment expense of $265,000 and data processing fees of $110,000.
The Company successfully converted and merged the data processing systems of its banking divisions on October 10, 2008, and anticipates a reduction in these expenses going forward as it operates one system. Further economies of scale are anticipated relative to operating expenses in 2009 with the data conversion of TCB, currently slated for June.

Asset Quality
The following table depicts the Company’s asset quality at December 31, 2008.

(in thousands)	December 31, 2008
Nonaccrual loans	$4,534
Loans past due over 90 days	397
Other real estate owned	223

Total nonperforming assets	$5,154

Balances
Allowance for loan losses	$6,939
Average loans during quarter, net of unearned income	509,403
Loans, net of unearned income	523,298

Ratios
Allowance for loan losses to loans	1.33%
Allowance for loan losses to nonperforming assets	134.6%
Nonperforming assets to loans & other real estate	0.98%
4th Quarter net charge-offs, annualized, to average loans	0.66%
Non-accruing loans were $4.534 million at December 31, 2008 or 0.87% of total loans, and loans past due 90 days or more and accruing interest were $397,000. Net charged-off loans were $845,000 for the fourth quarter of 2008 and $938,000 for the year.
The Company has no exposure to Freddie Mac or Fannie Mae common or preferred equity securities. Additionally, the Company holds no trust preferred securities in its investment securities portfolio.
About Community Bankers Trust Corporation
CBTC is a well-capitalized, single-bank holding company headquartered in the greater Richmond, Virginia market, with approximately $1.35 billion in assets, $1.12 billion in deposits, $800 million in loans, and $163 million in capital. Based on the closing stock price on March 26, 2009, of $3.35 per common share, total market capitalization for the Company is $71.9 million.
CBTC operates thirteen full service banking facilities from Virginia’s Chesapeake Bay to the Shenandoah Valley under the Bank of Essex, Bank of Goochland, Bank of Powhatan, Bank of Louisa and Bank of Rockbridge brand names; four branches in the greater Atlanta, Georgia market under the Essex Bank brand name; and seven branches in the greater Baltimore/Washington, D.C. metro area under the Essex Bank brand name. Additional information is available on the Company’s website at www.cbtrustcorp.com.
Forward-Looking Statements:
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Facts that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following: competitive pressures in the banking industry may increase significantly; changes in the interest rate environment may reduce margins and/or the volumes and values of loans made or held as well as the value of other financial assets held; general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, deterioration in credit quality and/or a reduced demand for credit or other services, changes in the legislative or regulatory environment, including changes in accounting standards, may adversely affect our business; costs or difficulties related to the integration of the business and the businesses we have acquired may be greater than expected; expected cost savings associated with recently completed acquisitions may not be fully realized or realized within the expected time frame; our competitors may have greater financial resources and develop products that enable them to compete more successfully; and changes in business conditions, changes in the securities market and changes in our local economy may occur with regards to our market area. We assume no obligation to update information contained in this release.
Contact: Bruce E. Thomas
Senior Vice President/Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2008	December 31, 2007

Assets

Cash and due from banks	$10,864	$162
Interest bearing bank deposits	107,376	—
Federal funds sold	10,193	—

Total cash and cash equivalents	128,433	162

United States Treasury securities held in trust fund	—	58,453
Securities available for sale, at fair value	193,992	—
Securities held to maturity, fair value of $94,965 at December 31, 2008	94,865	—
Equity securities, restricted, at cost	3,612	—

Total securities	292,469	58,453

Loans Held for Sale	200
Loans	523,298	—
Allowance for loan losses	(6,939)	—

Net loans	516,359	—

Bank premises and equipment	24,111	—
Other real estate owned	223	—
Bank owned life insurance	6,300	—
Core deposit intangibles, net	17,163	—
Goodwill	34,285	—
Other assets	9,507	826

Total assets	$1,029,050	$59,441

Liabilities

Deposits:
Noninterest bearing	$59,699	$—
Interest bearing	746,649	—

Total deposits	806,348	—

Federal Home Loan Bank advances	37,900	—
Trust preferred capital notes	4,124	—
Deferred payment to underwriter	—	2,100
Other liabilities	16,992	339

Total liabilities	$865,364	$2,439

Common stock, subject to conversion, 1,499,250 shares at conversion value	—	11,690

Stockholders’ Equity
Preferred stock (5,000,000 shares authorized $0.01 par value)	17,680	—
Discount on Preferred Stock	(1,031)
Warrants on Preferred Stock	1,037

Common stock (50,000,000 shares authorized $0.01 par value) 21,468,455, 9,375,000 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	215	94
Additional paid in capital	145,359	42,989
Retained earnings	1,691	2,229
Accumulated other comprehensive income (loss)	(1,265)	—

Total stockholders’ equity	$163,686	$45,312

Total liabilities and stockholders’ equity	$1,029,050	$59,441

COMMUNITY BANKERS TRUST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands)

	Twelve months	Nine months	Quarter ended	Quarter ended
	12/31/08	12/31/07	12/31/08	12/31/07

Interest and dividend income
Interest and fees on loans	$19,694	$—	$8,493	$—
Interest on federal funds sold	90	—	22	—
Interest on deposits in other banks	356	—	273	—
Interest and dividends on securities			—	—
Taxable	2,297	1,944	1,071	515
Nontaxable	898	—	455	—

Total interest income	23,335	1,944	10,314	515

Interest expense
Interest on deposits	7,695	—	3,760	—
Interest on federal funds purchased	131	—	17	—
Interest on other borrowed funds	734	—	377	—

Total interest expense	8,560	—	4,154	—

Net interest income	14,775	1,944	6,160	515

Provision for loan losses	2,572	—	1,238	—

Net interest income after provision for loan losses	12,203	1,944	4,922	515

Noninterest income
Service charges on deposit accounts	1,185	—	489	—
Other	595	—	238	—

Total noninterest income	1,780	—	727	—

Noninterest expense
Salaries and employee benefits	5,590	—	2,266	—
Occupancy expenses	884	—	426	—
Equipment expenses	665	—	265	—
Legal fees	429	—	(46)	—
Data processing fees	499	—	110	—
Amortization of intangibles	975	—	421	—
Other operating expenses	3,585	263	2,219	363

Total noninterest expense	12,627	263	5,661	91

Net income before income taxes	1,356	1,681	(12)	424
Income tax expense	133	576	(132)	98

Net income	$1,223	$1,105	$120	326

Net (loss) income per share — basic	$0.07	$0.12	$0.01	$0.03

Net (loss) income per share — diluted	$0.07	$0.09	$0.01	$0.03

Weighted average number of shares outstanding
basic	16,430	9,375	21,468	9,375
diluted	17,518	11,807	21,482	11,814